Exhibit 99.1

FICO Announces Earnings of $5.08 per Share for Third Quarter Fiscal 2023

Revenue of $399 million vs. $349 million in prior year

BOZEMAN, Mont.--(BUSINESS WIRE)--August 2, 2023--FICO (NYSE:FICO), a leading predictive analytics and decision management software company, today announced results for its third fiscal quarter ended June 30, 2023.

Third Quarter Fiscal 2023 GAAP Results

Net income for the quarter totaled $128.8 million, or $5.08 per share, versus $93.5 million, or $3.61 per share, in the prior year period. The current quarter earnings include a noncash reduction to income tax expense of $9.5 million, or $0.37 per share, associated with the valuation of our research and development tax credits.

Net cash provided by operating activities for the quarter was $122.6 million versus $117.1 million in the prior year period.

Third Quarter Fiscal 2023 Non-GAAP Results

Non-GAAP Net Income for the quarter was $143.4 million versus $115.7 million in the prior year period. Non-GAAP EPS for the quarter was $5.66 versus $4.47 in the prior year period. Free cash flow was $121.8 million for the current quarter versus $115.2 million in the prior year period. The Non-GAAP financial measures are described in the financial table captioned “Non-GAAP Results” and are reconciled to the corresponding GAAP results in the financial tables at the end of this release.

Third Quarter Fiscal 2023 GAAP Revenue

The company reported revenues of $398.7 million for the quarter as compared to $349.0 million reported in the prior year period.

“We delivered another excellent quarter, with record-setting results throughout the business,” said Will Lansing, chief executive officer. “We posted solid growth in our Scores segment, and again delivered strong ARR growth in Software.”

Revenues for the third quarter of fiscal 2023 for the company’s two operating segments were as follows:

  Scores revenues, which include the company’s business-to-business (B2B) scoring solutions, and business-to-consumer (B2C) scoring solutions, were $201.8 million in the third quarter, compared to $179.4 million in the prior year period, an increase of 13%. B2B revenue increased 24%, driven largely by unit price increases partially offset by declines in mortgage originations volumes. B2C revenue decreased 11% from the prior year period due to lower volumes at myFICO.com.
  Software revenues, which include the company’s analytics and digital decisioning technology, as well as associated professional services, were $196.9 million in the third quarter, compared to $169.6 million in the prior year period, an increase of 16%, due to increased recurring and point-in-time revenues, partially offset by decreases in services revenue. Software Annual Recurring Revenue was up 20% year-over-year, consisting of 53% platform ARR growth and 11% non-platform growth. Software Dollar-Based Net Retention Rate was 117% in the third quarter, with platform software at 142% and non-platform software at 109%.

Outlook

The company is updating its previously provided guidance for fiscal 2023:

	Previous 2023 Guidance	Updated 2023 Guidance
Revenues	$1.48 billion	$1.50 billion
GAAP Net Income	$406 million	$428 million
GAAP EPS	$16.15	$16.90
Non-GAAP Net Income	$489 million	$500 million
Non-GAAP EPS	$19.45	$19.70

The Non-GAAP financial measures are described in the financial table captioned “Reconciliation of Non-GAAP Guidance.”

Company to Host Conference Call

The company will host a webcast today at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time) to report its third quarter fiscal 2023 results and provide various strategic and operational updates. The call can be accessed at FICO's web site at www.fico.com/investors. A replay of the webcast will be available at our Past Events page through August 2, 2024.

About FICO

FICO (NYSE: FICO) powers decisions that help people and businesses around the world prosper. Founded in 1956, the company is a pioneer in the use of predictive analytics and data science to improve operational decisions. FICO holds more than 200 US and foreign patents on technologies that increase profitability, customer satisfaction and growth for businesses in financial services, telecommunications, health care, retail and many other industries. Using FICO solutions, businesses in more than 120 countries do everything from protecting 2.6 billion payment cards from fraud, to helping people get credit, to ensuring that millions of airplanes and rental cars are in the right place at the right time.

Learn more at https://www.fico.com/en

Join the conversation at https://twitter.com/fico & https://www.fico.com/blogs/

For FICO news and media resources, visit https://www.fico.com/en/newsroom

FICO is a registered trademark of Fair Isaac Corporation in the US and other countries.

Statement Concerning Forward-Looking Information

Except for historical information contained herein, the statements contained in this news release that relate to FICO or its business are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the impact of COVID-19 on macroeconomic conditions and FICO’s business, operations and personnel, the success of the Company’s business strategy and reengineering initiative, the maintenance of its existing relationships and ability to create new relationships with customers and key alliance partners, its ability to continue to develop new and enhanced products and services, its ability to recruit and retain key technical and managerial personnel, competition, the effects of, and any changes in, laws and regulations applicable to the Company’s business or its customers, the failure to protect data privacy and security, the failure to realize the anticipated benefits of any acquisitions, or divestitures, and material adverse developments in global economic conditions or in the markets we serve. Additional information on these risks and uncertainties and other factors that could affect FICO's future results are described from time to time in FICO's SEC reports, including its Annual Report on Form 10-K for the year ended September 30, 2022 and its subsequent filings with the SEC. If any of these risks or uncertainties materializes, FICO's results could differ materially from its expectations. Investors are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made. FICO disclaims any intent or obligation to update these forward-looking statements, whether as a result of new information, future events or otherwise.

FAIR ISAAC CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	June 30,	September 30,
	2023	2022
ASSETS:
Current assets:
Cash and cash equivalents	$163,022	$133,202
Accounts receivable, net	384,024	322,410
Prepaid expenses and other current assets	27,965	29,103
Total current assets	575,011	484,715

Marketable securities and investments	33,300	25,650
Property and equipment, net	11,799	17,580
Operating lease right-of-use-assets	26,597	36,688
Goodwill and intangible assets, net	777,812	763,084
Other assets	160,050	114,317
	$1,584,569	$1,442,034

LIABILITIES AND STOCKHOLDERS' DEFICIT:
Current liabilities:
Accounts payable and other accrued liabilities	$67,101	$83,521
Accrued compensation and employee benefits	83,546	97,893
Deferred revenue	127,299	120,045
Current maturities on debt	115,000	30,000
Total current liabilities	392,946	331,459

Long-term debt	1,814,660	1,823,669
Operating lease liabilities	24,619	39,192
Other liabilities	56,320	49,661
Total liabilities	2,288,545	2,243,981

Stockholders' deficit	(703,976)	(801,947)
	$1,584,569	$1,442,034

FAIR ISAAC CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
(Unaudited)

	Quarter Ended		Nine Months Ended
	June 30,		June 30,
	2023	2022	2023	2022
Revenues:
On-premises and SaaS software	$172,059	$142,537	$471,203	$417,963
Professional services	24,851	27,074	74,348	77,975
Scores	201,778	179,355	578,273	532,584
Total revenues	398,688	348,966	1,123,824	1,028,522

Operating expenses:
Cost of revenues	71,846	78,691	228,221	219,688
Research & development	41,455	35,880	118,354	111,247
Selling, general and administrative	108,081	93,248	301,234	287,710
Amortization of intangible assets	275	532	825	1,619
Gain on product line asset sale	-	-	(1,941)	-
Total operating expenses	221,657	208,351	646,693	620,264
Operating income	177,031	140,615	477,131	408,258
Other expense, net	(19,244)	(19,721)	(63,972)	(50,059)
Income before income taxes	157,787	120,894	413,159	358,199
Provision for income taxes	29,029	27,394	85,208	75,357
Net income	$128,758	$93,500	$327,951	$282,842

Basic earnings per share:	$5.16	$3.65	$13.10	$10.75
Diluted earnings per share:	$5.08	$3.61	$12.91	$10.63

Shares used in computing earnings per share:
Basic	24,959	25,634	25,040	26,319
Diluted	25,337	25,867	25,399	26,608

FAIR ISAAC CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Nine Months Ended
	June 30,
	2023	2022
Cash flows from operating activities:
Net income	$327,951	$282,842
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	11,642	15,819
Share-based compensation	89,750	86,363
Changes in operating assets and liabilities	(93,763)	(43,489)
Gain on product line asset sale	(1,941)	-
Other, net	(28,773)	23,089
Net cash provided by operating activities	304,866	364,624

Cash flows from investing activities:
Purchases of property and equipment	(3,169)	(5,232)
Net activity from marketable securities	(3,679)	(1,447)
Proceeds from product line asset sales, net of cash transferred	(6,126)	2,257
Net cash used in investing activities	(12,974)	(4,422)

Cash flows from financing activities:
Proceeds from revolving line of credit and term loan	339,000	1,010,000
Payments on revolving line of credit and term loan	(265,250)	(855,500)
Proceeds from issuance of senior notes	-	550,000
Proceeds from issuance of treasury stock under employee stock plans	15,615	11,117
Taxes paid related to net share settlement of equity awards	(75,443)	(49,027)
Repurchases of common stock	(285,158)	(1,048,027)
Other, net	-	(8,819)
Net cash used in financing activities	(271,236)	(390,256)

Effect of exchange rate changes on cash	9,164	(10,238)

Increase (decrease) in cash and cash equivalents	29,820	(40,292)
Cash and cash equivalents, beginning of period	133,202	195,354
Cash and cash equivalents, end of period	$163,022	$155,062

FAIR ISAAC CORPORATION
NON-GAAP RESULTS
(In thousands, except per share data)
(Unaudited)

	Quarter Ended		Nine Months Ended
	June 30,		June 30,
	2023	2022	2023	2022

GAAP net income	$128,758	$93,500	$327,951	$282,842
Amortization of intangible assets	275	532	825	1,619
Gain on product line asset sale	-	-	(1,941)	-
Share-based compensation expense	32,995	28,549	89,750	86,363
Income tax adjustments	(8,314)	(6,842)	(22,046)	(21,012)
Excess tax benefit	(818)	(78)	(11,734)	(8,530)
Adjustment to tax reserves and valuation allowance	(9,500)	-	(9,500)	-
Non-GAAP net income	$143,396	$115,661	$373,305	$341,282

GAAP diluted earnings per share	$5.08	$3.61	$12.91	$10.63
Amortization of intangible assets	0.01	0.02	0.03	0.06
Gain on product line asset sale	-	-	(0.08)	-
Share-based compensation expense	1.30	1.10	3.53	3.25
Income tax adjustments	(0.33)	(0.26)	(0.87)	(0.79)
Excess tax benefit	(0.03)	(0.00)	(0.46)	(0.32)
Adjustment to tax reserves and valuation allowance	(0.37)	-	(0.37)	-
Non-GAAP diluted earnings per share	$5.66	$4.47	$14.70	$12.83

Free cash flow
Net cash provided by operating activities	$122,623	$117,140	$304,866	$364,624
Capital expenditures	(793)	(1,939)	(3,169)	(5,232)
Free cash flow	$121,830	$115,201	$301,697	$359,392

Note: The numbers may not sum to total due to rounding.

About Non-GAAP Financial Measures

To supplement the consolidated GAAP financial statements, the company uses the following non-GAAP financial measures: non-GAAP net income, non-GAAP EPS, and free cash flow. Non-GAAP net income and non-GAAP EPS exclude, to the extent applicable, such items as the impact of amortization expense, share-based compensation expense, restructuring and acquisition-related, excess tax benefit, and adjustment to tax valuation allowance items. Free cash flow excludes capital expenditures. The presentation of these financial measures is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.

Management uses these non-GAAP financial measures for financial and operational decision-making and as a means to evaluate period-to-period comparisons. Our management believes these non-GAAP financial measures provide meaningful supplemental information regarding our performance and liquidity by excluding certain items that may not be indicative of recurring business results including significant non-cash expenses. We believe management and investors benefit from referring to these non-GAAP financial measures in assessing our performance when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate management’s internal comparisons to historical performance and liquidity as well as comparisons to our competitors’ operating results. We believe these non-GAAP financial measures are useful to investors because they allow for greater transparency with respect to key measures used by management in its financial and operating decision-making.

FAIR ISAAC CORPORATION
RECONCILIATION OF NON-GAAP GUIDANCE
(In millions, except per share data)
(Unaudited)

	Previous Fiscal 2023 Guidance	Updated Fiscal 2023 Guidance

GAAP net income	$406	$428
Amortization of intangible assets	1	1
Share-based compensation expense	124	124
Income tax adjustments	(31)	(31)
Excess tax benefit	(11)	(12)
Adjustment to tax reserves and valuation allowance	-	(10)
Non-GAAP net income	$489	$500

GAAP diluted earnings per share	$16.15	$16.90
Amortization of intangible assets	0.04	0.04
Share-based compensation expense	4.93	4.87
Income tax adjustments	(1.23)	(1.24)
Excess tax benefit	(0.44)	(0.49)
Adjustment to tax reserves and valuation allowance	-	(0.37)
Non-GAAP diluted earnings per share	$19.45	$19.70

Note: The numbers may not sum to total due to rounding.

About Non-GAAP Financial Measures

To supplement the consolidated GAAP financial statements, the company uses the following non-GAAP financial measures: non-GAAP net income, non-GAAP EPS, and free cash flow. Non-GAAP net income and non-GAAP EPS exclude, to the extent applicable, such items as the impact of amortization expense, share-based compensation expense, restructuring and acquisition-related, excess tax benefit, and adjustment to tax valuation allowance items. Free cash flow excludes capital expenditures. The presentation of these financial measures is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.

Management uses these non-GAAP financial measures for financial and operational decision-making and as a means to evaluate period-to-period comparisons. Our management believes these non-GAAP financial measures provide meaningful supplemental information regarding our performance and liquidity by excluding certain items that may not be indicative of recurring business results including significant non-cash expenses. We believe management and investors benefit from referring to these non-GAAP financial measures in assessing our performance when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate management’s internal comparisons to historical performance and liquidity as well as comparisons to our competitors’ operating results. We believe these non-GAAP financial measures are useful to investors because they allow for greater transparency with respect to key measures used by management in its financial and operating decision-making.

Contacts

Investors/Analysts:
Steve Weber
Fair Isaac Corporation
(800) 459-7125
investor@fico.com